Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-48364, 333-38420, 333-31696, 333-93117, 333-92327, 333-11294, 333-88421, 333-39553, 333-106742, 333-118776, 333-121123, 333-123738 and 333-126229) and the Registration Statements on Form S-3 (No. 333-115059, 333-120456, 333-123567, 333-126347, 333-126931, 333-133403, 333-137165, 333-143385 and 333-144663) of our report dated March 14, 2007 (with respect to the reclassification of InfoTech USA, Inc. and OuterLink Corporation as discontinued operations as described in Notes 1 and 16, August 31, 2007, and with respect to the reclassifcation of Computer Equity Corporation and Perimeter Acquisition Corp. as discontinued operations as described in Notes 1 and 16, January 8, 2008) relating to our audits of the consolidated financial statements and financial statement schedule of Applied Digital Solutions, Inc. and subsidiaries and our report dated March 14, 2007 (with respect to the internal controls over financial reporting related to the reclassification of InfoTech USA, Inc. and Outerlink Corporation as discontinued operations as described in Notes 1 and 16, August 31, 2007, and with respect to the internal controls over financial reporting related to the reclassification of Computer Equity Corporation and Perimeter Acquisition Corp. as discontinued operations as described in Notes 1 and 16, January 8, 2008), relating to management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Applied Digital Solutions, Inc. as of December 31, 2006, which are included in the Current Report on Form 8-K dated January 11, 2008. We also consent to the reference to our firm as “Experts” in the Registration Statements on Form S-3.
/s/ Eisner LLP
New York, New York
January 11, 2008